Exhibit 2.1

Certificate of Incorporation

of

Ronco Brands, Inc.

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

Section 1.     Name. The name of the corporation is Ronco Brands, Inc. (the “Corporation”).

Section 2.     Incorporator; Registered Office and Agent

(a)       Incorporator. The name and mailing address of the sole incorporator are: RNC Investors, LLC, Attn: John Kleinert, 1800 Route 34 North, Building 4, Suite 404A. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, and the initial Directors of the Corporation shall be as set forth in Section 4.

(b)       Registered Agent. The name and address of the registered agent of the Corporation in the State of Delaware is Corporate Creations Network Inc., 3411 Silverside Road Rodney Building #104, Wilmington, DE 19810, New Castle County, or such other agent and address as the Board of Directors of the Corporation (the “Board”) shall from time to time select

Section 3.     Purpose and Business. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL, including, but not limited to the following:

(a)       The Corporation may at any time exercise such rights, privileges, and powers, when not inconsistent with the purposes and object for which this corporation is organized.

(b)       The Corporation shall have power to have succession by its corporate name in perpetuity, or until dissolved and its affairs wound up according to law;

(c)       The Corporation shall have power to sue and be sued in any court of law or equity.

(d)       The Corporation shall have power to make contracts.

(e)       The Corporation shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Delaware, or in any other state, territory or country.

(f)       The Corporation shall have power to appoint such officers and agents as the affairs of the Corporation shall requite and allow them suitable compensation.

(g)       The Corporation shall have power to make bylaws not inconsistent with the constitution or laws of the United States, or of the State of Delaware, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business and the calling and holding of meetings of stockholders.

(h)       The Corporation shall have the power to wind up and dissolve itself, or be wound up or dissolved.

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(i)       The Corporation shall have the power to adopt and use a common seal or stamp, or to not use such seal or stamp and if one is used, to alter the same. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp, if it desires, but such use or non-use shall not in any way affect the legality of the document.

(j)       The Corporation shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for another lawful object.

(k)       The Corporation shall have the power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidence in indebtedness created by any other corporation or corporations in the State of Delaware, or any other state or government and, while the owner of such stock, bonds, securities or evidence of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

(l)       The Corporation shall have the power to purchase, hold, sell and transfer shares of its own capital stock and use therefore its capital, capital surplus, surplus or other property or fund.

(m)       The Corporation shall have to conduct business, have one or more offices and hold, purchase, mortgage and convey real and personal property in the State of Delaware and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia and in any foreign country.

(n)       The Corporation shall have the power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its Certificate of incorporation, or any amendments thereof, or necessary or incidental to the protection and benefit of the Corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the purposes of the Corporation, whether or not such business is similar in nature to the purposes set forth in the Certificate of incorporation of the Corporation, or any amendment thereof.

(o)       The Corporation shall have the power to make donations for the public welfare or for charitable, scientific or educational purposes.

(p)       The Corporation shall have the power to enter partnerships, general or limited, or joint ventures, in connection with any lawful activities.

Section 4.     Capital Stock.

(a)        Classes and Number of Shares. The total number of shares of all classes of stock, which the Corporation shall have authority to issue shall be One Hundred Million (100,000,000) shares of common stock, par value of $0.0001 per share (the “Common Stock”) and Twenty Million (20,000,000) shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”).

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(b)       Powers and Rights of Common Stock.

(i)	Preemptive Right. No shareholders of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.

(ii)	Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his/her name.

(iii)	Dividends and Distributions.

(A)	Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available therefore; and

(B)	Other Dividends and Distributions. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock.

(iv)	Other Rights. Except as otherwise required by the DGCL and as may otherwise be provided in these Certificate of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

(c)       Powers and Rights of Series A Super Voting Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as “Series A Super Voting Preferred Stock”, par value $0.0001 per share (the “Series A Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Preferred Stock shall be as set forth in this Section 4(c).

(i)	Number. The number of authorized shares of the Series A Preferred Stock is 3,500,000 shares.

(ii)	No Participation. The Series A Preferred Stock shall not participate in any distribution to the shareholders of the Corporation, whether in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a merger or consolidation of the Corporation, or a sale of all or substantially all of the assets of the Corporation, or otherwise, in any distributions or payments to the holders of the Common Stock in any form.

(iii)	No Dividend Rights. The Series A Preferred Stock shall have no dividend rights.

(iv)	Vote. Subject to Section 4(c)(vii), the holders of shares of Series A Preferred Stock (each, a “Series A Holder” and collectively, the “Series A Holders”) shall be entitled to vote on all matters requiring a shareholder vote of the Corporation and each Series A Holder of record shall have one hundred (100) votes for each share of Series A Preferred Stock outstanding in his, her or its name on the books of the Corporation relative to each Common Stock share, in addition to any other voting rights such Series A Holder may have as the result of such Series A Holder’s ownership of other securities of the Corporation.

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(v)	No Conversion. The Series A Preferred Stock shall not be convertible into any other equity or debt securities of the Corporation.

(vi)	Increase. Subject to Section 4(c)(vii), the number of authorized shares of Series A Preferred Stock shall not be subject to increase without the consent of all of the Series A Series A Holders.

(vii)	No Transfer; Redemption. A Series A Holder who received shares of Series A Preferred Stock from the Corporation may not sell, transfer, assign, convey, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value (each, a “Transfer”), any shares of Series A Preferred Stock, and any such Transfer or attempted Transfer shall be null and void. In the event that a Series A Holder attempts to Transfer any shares of Series A Preferred Stock in contravention of this Section 4(c)(vii), the Corporation shall have the right, at the Corporation's option at any time following such attempted Transfer, to redeem all or a portion of the Series A Preferred Stock held by such Series A Holder, at a price equal to $0.0001 per share of Series A Preferred Stock (the “Redemption Price”). If the Corporation elects to redeem such Series A Preferred Stock the Corporation shall send by prepaid first class mail or deliver to the applicable Series A Holder a notice in writing of the intention of the Corporation to redeem such shares of Series A Preferred Stock. Such notice shall be mailed or delivered to the applicable Series A Holder at the last address of such holder as it appears on the securities register of the Corporation, or in the event of the address of any such holder not so appearing, then to the last address of such holder known to the Corporation. Such notice shall set out the number of Series A Preferred Stock held by the person to whom it is addressed which are to be redeemed, the Redemption Price, the date specified for redemption. On and after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the holders of the Series A Preferred Stock to be redeemed the Redemption Price of such shares on presentation and surrender to the Corporation or its designated agent specified in the notice of redemption, of the certificate or certificates representing the Series A Preferred Stock called for redemption. In the event that the Transfer referenced herein in successful or is completed for any reason, (i) the transferee of the applicable shares of Series A Preferred Stock shall take such shares subject to the redemption right of the Corporation as set forth herein (and the Corporation shall have the right to acquire such shares from the transferee at any time for the Redemption Price); and (ii) following such Transfer, the Transferred shares of Series A Preferred Stock shall not be entitled to vote on any matter submitted to any shareholders of the Corporation or the other Series A Holders.

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(i)	Miscellaneous.

(A)	Notices. Any and all notices or other communications or deliveries to be provided by the Series A Holders shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Series A Holder at the facsimile telephone number or address of such Series A Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Series A Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Eastern time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iii) the second Business Day (as defined below) following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(B)	Lost or Mutilated Series A Preferred Stock Certificate. If a Series A Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(C)	Interpretation. If any Series A Holder shall commence an action or proceeding to enforce any provisions of this Section 4(c), then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(D)	Waiver. Any waiver by the Corporation or the Series A Holder of a breach of any provision of this Section 4(c) shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Section 4(c). The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Section 4(c) on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Section 4(c). Any waiver must be in writing.

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(E)	Severability. If any provision of this Section 4(c) is invalid, illegal or unenforceable, the balance of this Section 4(c) shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(b)       Powers and Rights of Series B Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as “Series B Preferred Stock”, par value $0.0001 per share (the “Series B Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series B Preferred Stock shall be as set forth in this Section 4(c).

(i)	Number. The number of authorized shares of the Series B Preferred Stock is 6,950,000 shares.

(ii)	Participation. The Series B Preferred Stock shall participate, whether in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a merger or consolidation of the Corporation, or a sale of all or substantially all of the assets of the Corporation, or otherwise, in any and all distributions or payments to the holders of the Common Stock in any form and without prejudice to the fact that the Series B Preferred Stock is Preferred Stock of the Corporation, on a pro rata basis as though the Series B Preferred Stock had been converted to Common Stock pursuant to the provisions herein, ignoring for such purposes any requirement for conversion hereunder or under the DGCL.

(iii)	Dividend Rights. Other than as set forth in Section 1(b)(ii), the Series B Preferred Stock shall have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

(iv)	Vote. The holders of shares of Series B Preferred Stock (each, a “Series B Holder” and collectively, the “Series B Holders”) shall not be entitled to vote, as a Series B Holder, on any matters requiring a shareholder vote of the Corporation. For the avoidance of doubt, the intent of this Section 1(b)(iv) is that (i) the Series B Preferred Stock is not entitled to any vote on any matter requiring a shareholder vote of the Corporation, but a Series B Holder shall be entitled to vote any other securities of the Corporation held by such Series B Holder in accordance with the respective rights accorded thereto; and (ii) upon conversion of a share of Series B Preferred Stock into Common Stock as set forth in this Section 1(b), such share of Common Stock shall have all voting rights otherwise accorded to Common Stock hereunder.

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(v)	Conversion. At the option of the applicable Series B Holder each share of Series B Preferred Stock shall be convertible into (i) one share of Common Stock (the “Series B Conversion Shares”), subject to adjustment as set forth below. A Series B Holder shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Series B Notice of Conversion”). Each Series B Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue, the number of shares of Common Stock to be received, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Series B Holder delivers such Series B Notice of Conversion to the Corporation (such date, the “Series B Conversion Date”). If no Series B Conversion Date is specified in a Series B Notice of Conversion, the Series B Conversion Date shall be the date that such Series B Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Series B Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Series B Notice of Conversion form be required. The calculations and entries set forth in the Series B Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series B Preferred Stock, a Series B Holder shall not be required to surrender the certificate(s) representing the shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Series B Conversion Date at issue. Shares of Series B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. Each Series B Notice of Conversion shall be for a minimum conversion of 10,000 shares of Series B Preferred Stock.

(vi)	Adjustment. In the event of any forward or reverse split of the Common Stock, the conversion ratio of the Series B Preferred Stock shall be proportionately and equitably adjusted automatically. By way of example and not limitation, in the event of a two-for-one reverse split of the Common Stock, whereby each share of Common Stock is converted into one half of a share of Common Stock, each share of Series B Preferred Stock not so converted as of such time shall thereafter be convertible into one half (1/2) of a share of Common Stock. By way of further example and not limitation, in the event of a two-for-one forward split of the Common Stock, whereby each share of Common Stock is converted into one two shares of Common Stock, each share of Series B Preferred Stock not so converted as of such time shall thereafter be convertible into two (2) shares of Common Stock.

(vii)	Limitation.

(A)	After the date that the Corporation becomes a publicly reporting company with the Securities and Exchange Commission (through an initial public filing, reverse merger into a shell, or otherwise), the Corporation shall not effect any conversion of the Series B Preferred Stock, and a Series B Holder shall not have the right to convert any portion of the Series B Preferred Stock held by such Series B Holder, to the extent that, after giving effect to the conversion set forth on the applicable Series B Notice of Conversion, such Series B Holder (together with such Series B Holder’s Affiliates (as defined below), and any Persons acting as a group together with such Series B Holder or any of such Series B Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Series B Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such Series B Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Series B Holder or any of its Affiliates.

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(B)	Except as set forth in the preceding sentence, for purposes of this Section 1(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 1(b)(vii) applies, the determination of whether the Series B Preferred Stock is convertible (in relation to other securities owned by such Series B Holder together with any Affiliates) and of how many shares of Series B Preferred Stock are convertible shall be in the sole discretion of such Series B Holder, and the submission of a Series B Notice of Conversion shall be deemed to be such Series B Holder’s determination of whether the shares of Series B Preferred Stock may be converted (in relation to other securities owned by such Series B Holder together with any Affiliates) and how many shares of the Series B Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Series B Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 1(b)(vii) and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1(b), in determining the number of outstanding shares of Common Stock, a Series B Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Series B Holder, the Corporation shall within two Business Days confirm orally and in writing to such Series B Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B Preferred Stock, by such Series B Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Preferred Stock held by the applicable Series B Holder. A Series B Holder, upon not less than 61 days’ prior notice to the Corporation, may decrease the Beneficial Ownership Limitation provisions of this Section 1(b) applicable to its Series B Preferred Stock. Any such decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Series B Holder and no other Series B Holder. The provisions of this Section 1(b)(vii) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(b) to correct this Section 1(b)(vii) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 1(b)(vii) shall apply to a successor holder of Series B Preferred Stock.

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(C)	For purposes hereof, “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

(viii)	Mechanics of Conversion

(A)	Delivery of Series B Conversion Shares Upon Conversion. Not later than five (5) Business Days after each Series B Conversion Date (the “Series B Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Series B Holder the number of Series B Conversion Shares being acquired upon the conversion of the Series B Preferred Stock.

(B)	Failure to Deliver Series B Conversion Shares. If, in the case of any Series B Notice of Conversion, such Series B Conversion Shares are not delivered to or as directed by the applicable Series B Holder by the Series B Share Delivery Date, the Series B Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Series B Conversion Shares, to rescind such Series B Notice of Conversion, in which event the Corporation shall promptly return to the Series B Holder any original Series B Preferred Stock certificate delivered to the Corporation and the Series B Holder shall promptly return to the Corporation the Series B Conversion Shares issued to such Series B Holder pursuant to the rescinded Series B Notice of Conversion.

(C)	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which the Series B Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

(D)	Transfer Taxes and Expenses. The issuance of Series B Conversion Shares on conversion of Series B Preferred Stock shall be made without charge to any Series B Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Series B Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Series B Conversion Shares upon conversion in a name other than that of the Series B Holders of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such Series B Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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(ix)	Increase. The number of authorized shares of Series B Preferred Stock shall not be subject to increase without the consent of all of the Series B Series B Holders.

(x)	Miscellaneous.

(A)	Notices. Any and all notices or other communications or deliveries to be provided by the Series B Holders shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Series B Holder at the facsimile telephone number or address of such Series B Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Series B Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Eastern time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iii) the second Business Day (as defined below) following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(B)	Lost or Mutilated Series B Preferred Stock Certificate. If a Series B Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(C)	Interpretation. If any Series B Holder shall commence an action or proceeding to enforce any provisions of this Section 1(b), then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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(D)	Waiver. Any waiver by the Corporation or the Series B Holder of a breach of any provision of this Section 1(b) shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Section 1(b). The failure of the Corporation or the Series B Holder to insist upon strict adherence to any term of this Section 1(b) on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Section 1(b). Any waiver must be in writing.

(E)	Severability. If any provision of this Section 1(b) is invalid, illegal or unenforceable, the balance of this Section 1(b) shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(c)       Other Classes of Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion, authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(i)	The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(ii)	the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

(iii)	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(iv)	whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

(v)	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(vi)	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(vii)	the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

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(viii)	the provisions, if any, of a sinking fund applicable to such series; and

(ix)	any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series.

(d)       Issuance of the Common Stock and the Preferred Stock. The Board may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred stock (collectively “securities.”) The securities must be issued for such consideration, including cash, property, or services, as the Board may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less that the par value of the shares so issued. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

(e)       Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

(f)       One Class. Except as otherwise required by the DGCL, this Certificate of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all mattes submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Section 2.     Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and subject to Section 3, the Board is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the “Bylaws”).

Section 3.     Shareholder Amendment of Bylaws. Notwithstanding Section 2, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than fifty-one percent (51%) of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Section 4.     Board of Directors. The business and affairs of the Corporation shall be managed by and under the direction of the Board. The first Board shall initially consist of three (3) persons. The initial directors of the Corporation shall be as follows, and their mailing addresses are as follows:

Bill Moore

15505 Long Vista Drive, Suite 250

Austin, TX 78728

Frederick Schulman

140 West 31st Street

New York, NY 10001

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Mark Ethier

320 Gulf Blvd.

Belleair Shores, FL 33786

Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, the number of directors of the Corporation may be amended from time to time as set forth in the Bylaws.

Section 5.     Term of Board of Directors. Except as otherwise required by applicable law, each director shall serve for a term ending on the date of the third Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”) following the Annual Meeting at which such director was elected. All directors shall have equal standing. Notwithstanding the foregoing provisions of this Section 5 each director shall serve until their successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director; and additional directors, elected in connection with rights to elect such additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such class or series.

Section 6.     Vacancies on Board of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board resulting from death, resignation, removal, or other causes, shall be filled solely by the quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal, whichever first occurs.

Section 7.     Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Section 8.     Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effective at a duly called Annual Meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting stockholder approval is approved by a majority of the Directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and this Certificate of Incorporation have been satisfied.

Section 9.     Special Stockholder Meeting. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by Board, within the limits fixed by law.

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Section 10.     Location of Stockholder Meetings. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

Section 11.     Private Property of Stockholders. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever and the stockholders shall not be personally liable for the payment of the Corporation’s debts.

Section 12.     Amendments. The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in these Certificate of Incorporation in the manner now or hereafter prescribed by applicable law and all rights conferred on stockholders herein granted subject to this reservation.

Section 13.     Term of Existence. The Corporation is to have perpetual existence.

Section 14.     Liability of Directors. No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officers involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the DGCL, (iv) the payment of dividends in violation of the DGCL or, (v) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 14 by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

Section 15.     Indemnification.

(a)       Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (1) who is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than an officer) of the Corporation and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, costs and expenses, including attorneys' fees, asserted against him or incurred by him in his capacity as such director, officer, trustee, partner, agent or employee, or arising out of his status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Corporation may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, including attorney's fees, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

(b)       The rights granted under Section 15(a) shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); except that, if the DGCL so requires, an advancement of expenses incurred by an beneficiary in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such beneficiary, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking , by or on behalf of such beneficiary, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such beneficiary is not entitled to be indemnified for such expenses under this Section 15(b) or otherwise. The rights to indemnification and to the advancement of expenses conferred in this Section 15 shall be contract rights and such rights shall continue as to a beneficiary who has ceased to be a director or officer and shall inure to the benefit of the beneficiary’s heirs, executors and administrators. No amendment to this Section 15 that limits the Corporation’s obligation regarding advancement of expenses shall have any effect on that right for a claim arising out of an act or omission that occurs prior to the date of the amendment.

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(c)       The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or an administrator or fiduciary with respect to any employee benefit plan to the fullest extent of the provisions of this Section 15 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(d)       Any indemnification or advancement of expenses made pursuant to this Section 15 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, these Certificate of Incorporation, the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise.

(e)       If this Section 15 or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation to the fullest extent permitted by all portions of this Section 15 that has not been invalidated and to the fullest extent permitted by law.

Section 16.     Forum Selection, Attorneys’ Fees.

(a)       Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

(b)       If any action is brought by any party against another party, relating to or arising out of these Certificate of Incorporation, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of these Certificate of Incorporation, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection any judgment obtained in any such proceeding. The provisions of this Section 16 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

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Section 17.     Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Incorporation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of February 16, 2017.

Sole Incorporator RNC Investors, LLC
By: /s/ John Kleinert John Kleinert Managing Member

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Annex A

Series B Notice of Conversion

(To be executed by a Series B Holder in order to convert shares of Series B Preferred Stock)

Subject to the terms and conditions of the Certificate of Incorporation of Ronco Brands, Inc., a Delaware corporation (the “Corporation”), the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) of the Corporation indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Corporation, according to the conditions hereof, as of the date written below.

The undersigned represents and warrants that the conversion effected herein will not violate, and the undersigned has not violated, the restrictions set forth in Section 4(d)(vii) of the Certificate of Incorporation of the Corporation as in effect as of the date of the formation of the Corporation.

Conversion calculations:

Date to Effect Conversion:	____________________

Number of shares of Series B Preferred Stock held prior to conversion:	____________________

Number of shares of Series B Preferred Stock to be converted:	____________________

Number of shares of Common Stock to be issued:	____________________

Number of shares of Series B Preferred Stock held subsequent to conversion:	____________________

Address for Delivery:

________________________________

________________________________

________________________________

Series B Holder Name:	_______________________

Signature:	_______________________

By:	_______________________

Title (if applicable):	_______________________

Annex A - Series B Notice of Conversion